                                                                      Exhibit 11



                            TRANSCEND SERVICES, INC.
                       COMPUTATION OF PER SHARE EARNINGS
                                  (UNAUDITED)

                                                     THREE MONTHS ENDED           SIX MONTHS ENDED
                                                           JUNE 30                     JUNE 30
                                                ---------------------------   --------------------------
                                                   1998            1997           1998          1997
                                                   ----            ----           ----          ----
INCOME (LOSS) BEFORE DISCONTINUED OPERATIONS     $  395,000     $ (490,000)    $  702,000    $ (528,000)

LOSS FROM DISCONTINUED OPERATIONS                   (17,000)       (75,000)       (32,000)     (109,000)
                                                 ----------     ----------     ----------    ----------

NET INCOME (LOSS)                                $  378,000     $ (565,000)    $  670,000    $ (637,000)
                                                 ==========     ==========     ==========    ==========

DIVIDENDS ON PREFERRED STOCK                       (120,000)            --       (239,000)           --

NET INCOME (LOSS) TO COMMON STOCKHOLDERS         $  259,000     $ (565,000)    $  431,000    $  637,000
                                                 ==========     ==========     ==========    ==========

BASIC INCOME (LOSS) PER SHARE:
  FROM CONTINUING OPERATIONS                     $     0.01     $    (0.02)    $     0.02    $    (0.02)
  FROM DISCONTINUED OPERATIONS                   $    (0.00)    $    (0.01)    $    (0.00)   $    (0.01)
                                                 ----------     ----------     ----------    ----------
 NET INCOME (LOSS) PER SHARE                     $     0.01     $    (0.03)    $     0.02    $    (0.03)
                                                 ==========     ==========     ==========    ==========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING       20,871,000     20,130,000     20,721,000    20,115,000
                                                ===========     ==========     ==========    ==========

DILUTED INCOME (LOSS) PER SHARE:
  FROM CONTINUING OPERATIONS                     $     0.01     $    (0.02)    $     0.02    $    (0.02)
  FROM DISCONTINUED OPERATIONS                   $   ( 0.00)    $    (0.01)    $    (0.00)   $    (0.01)
                                                 ----------     ----------     ----------    ----------
NET INCOME (LOSS)                                $     0.01     $    (0.03)    $     0.02    $    (0.03)
                                                ===========     ==========     ==========    ==========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING       21,125,000     20,130,000     20,975,000    20,115,000
                                                ===========     ==========     ==========    ==========
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